Media-Information

New York                                     November 22, 2021

DWS’s RREEF Property Trust acquires multifamily property near Denver, Colorado

DWS announced today that RREEF Property Trust, Inc. (NASDAQ: ZRPTAX; ZRPTIX; ZRPTTX, ZRPTMX, ZRPTUX), a publicly registered, daily NAV1 REIT that it advises through an affiliate, has acquired a 306 unit Class A luxury apartment property in Centennial, Colorado, an affluent suburb southeast of Denver, for approximately $128.5 million.

The 93.5% leased property was completed in 2018 and represents the initial project within The District, a planned mixed-use development project located within a desirable southeast suburb of Denver. Luxury amenities of the property include a resort-style pool with gazebos, state-of-the-art fitness center with a yoga studio, outdoor community lounge areas with barbeques, fireplaces and yard games, a pet park, as well as business/conference centers and electric vehicle charging stations.

The property is in close proximity to thousands of jobs in the immediate area encompassing a mix of industry leading companies. Additionally, the property is within walking distance of a light rail station and only a few minutes’ drive to major highways. Upon buildout, The District will be a walkable community anticipated to include 2.5 million square feet of office space, over 30,000 square feet of retail space, a hotel and additional residential units.

“Acquiring a well-located multifamily asset in one of the strongest job growth corridors in the mountain west is aligned with our portfolio strategy for the REIT,” said Todd Henderson, Chairman of the Board and CEO of RREEF Property Trust and Head of Real Estate, Americas at DWS. “We continue to remain constructive on the multifamily sector as we believe that strong residential market fundamentals in the U.S. will continue due to low current vacancy rates, low housing supply and a disciplined construction pipeline.”

For further information please contact:

Kenny Juarez
DWS Group Media Relations
Phone: +1-212-454-9994
E-Mail: kenny.juarez@dws.com

1 Valuations and appraisals of RREEF Property Trust’s properties and real estate-related securities are estimates of fair value and may not necessarily correspond to realizable value, and may not accurately reflect the actual price at which assets could be liquidated on any given day.
Published by the Communications Department of DWS Group GmbH & Co. KGaA
http://www.dws.com

About DWS Group
DWS Group (DWS) is one of the world's leading asset managers with USD 1 trillion of assets under management (as of 30 September 2021). Building on more than 60 years of experience, it has a reputation for excellence in Germany, Europe, the Americas and Asia. DWS is recognized by clients globally as a trusted source for integrated investment solutions, stability and innovation across a full spectrum of investment disciplines.

DWS wants to innovate and shape the future of investing: with approximately 3,500 employees in offices all over the world, we are local while being one global team. We are investors – entrusted to build the best foundation for our clients’ future.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made, including related to the performance of the property and the completion of The District. Although RREEF Property Trust believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. RREEF Property Trust undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company's expectations.

This is neither an offer to sell nor a solicitation of an offer to buy securities.

The brand DWS represents DWS Groups GmbH & Co. KGaA and any of its subsidiaries.

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Published by the Communications Department of DWS Group GmbH & Co. KGaA
http://www.dws.com